UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ORACLE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-2185193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Oracle Way, Austin, Texas	78741
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be Registered	Name of Each Exchange on Which Each Class Is to Be Registered
Depositary Shares, each representing a 1/2,000th interest in a share of 6.50% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-277990

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/2,000th interest in a share of 6.50% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share and liquidation preference $100,000.00 per share (the “Mandatory Convertible Preferred Stock”), of Oracle Corporation, a Delaware corporation (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock set forth under the headings “Description of Depositary Shares” and “Description of Mandatory Convertible Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated February 2, 2026, to the Prospectus, dated February 2, 2026, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-277990), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Oracle Corporation dated January 31, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 6, 2006)

3.2	Amended and Restated Bylaws of Oracle Corporation (incorporated by reference to Exhibit 3.02 to the Company’s Current Report on Form 8-K dated November 17, 2023)

3.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware and effective February 5, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 5, 2026)

4.1	Form of Certificate for the 6.50% Series D Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 5, 2026)

4.2	Deposit Agreement, dated as of February 5, 2026, among Oracle Corporation and Equiniti Trust Company, LLC, acting as Depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated February 5, 2026)

4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated February 5, 2026)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Oracle Corporation

Date: February 5, 2026	By:	/s/ Greg Hilbrich
Name: Greg Hilbrich
Title: Executive Vice President and Treasurer